Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)Registration Statement (Form S-8 No. 333-267263) pertaining to the Getty Images Holdings, Inc. Earn Out Plan, the Getty Images Holdings, Inc. 2022 Employee Stock Purchase Plan, and the Getty Images Holdings, Inc. 2022 Equity Incentive Plan; and
(2)Registration Statement (Form S-3 No. 333-266686) of Getty Images Holdings, Inc.

of our report dated March 15, 2024, with respect to the consolidated financial statements of Getty Images Holdings, Inc. included in this Annual Report (Form 10-K) of Getty Images Holdings, Inc. for the year ended December 31, 2023.
/s/ Ernst & Young LLP

Seattle, Washington
March 15, 2024